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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Prometheus Western Retail, LLC
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

  30 Rockefeller Plaza, 63rd Floor
--------------------------------------------------------------------------------
                                    (Street)

 New York                             NY                          10020
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

  7/22/97

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

  133803708
================================================================================
4. Issuer Name and Ticker or Trading Symbol

 Center Trust Retail Properties, Inc. (ACH), formerly, Alexander Haagen Properties, Inc.
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)

   7/15/97
================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          15,666,666                  D and I              See attached
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


See attached.

See attached signature page.
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                   FORM 3
          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Item 1.           Name and Address of Reporting Person.

                  Prometheus Western Retail, LLC
                  30 Rockefeller Plaza, 63rd Floor
                  New York, NY  10020

                  Second Reporting person:
                  Prometheus Western Retail Trust
                  30 Rockefeller Plaza, 63rd Floor
                  New York, NY  10020

                  Third Reporting Person:
                  LF Strategic Realty Investors L.P.
                  30 Rockefeller Plaza, 63rd Floor
                  New York, NY  10020

Item 2.           Date of Event Requiring Statement.
                  July 22, 1997

Item 4.           Issuer Name and Trading Symbol.
                  Center Trust Retail Properties, Inc.
                  ACH


Explanation of Responses

          This Amendment (the "Amendment") is filed by Prometheus Western Retail, LLC, a Delaware limited liability company ("Prometheus"), Prometheus Western Retail Trust, a Maryland real estate investment trust ("Trust") and LF Strategic Realty Investors L.P., a Delaware limited partnership ("LF Realty" and together with Prometheus and Trust, the "Reporting Persons"). This Amendment amends the Initial Form 3 filed by Prometheus and LF Realty on July 15, 1997, with respect to the Common Stock of Center Trust Retail Properties, Inc., formerly named Alexander Haagen Properties, Inc. (the "Company"). Reference is hereby made to the Schedule 13D, dated June 10, 1997, as amended, filed by Prometheus, Trust and LF Realty with respect to the Common Stock of the Company.

          On July 22, 1997 and August 22, 1997, Trust acquired 100% of the Class A Membership Interest and 100% of the Class B Membership Interest in Prometheus, respectively. As a result, Trust is the sole owner and sole member of Prometheus. All of the issued and outstanding voting securities of Trust are owned by LF Realty.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                        PROMETHEUS WESTERN RETAIL, LLC

                           by Prometheus Western Retail Trust,
                              its sole member,

                              by
                                     /s/ Robert P. Freeman
                                 -------------------------------
                                  Name:  Robert P. Freeman
                                  Title: President



                        PROMETHEUS WESTERN RETAIL TRUST

                             by
                                   /s/ Robert P. Freeman
                                -------------------------------
                                Name:  Robert P. Freeman
                                Title: President



                        LF STRATEGIC REALTY INVESTORS L.P.

                          by  Lazard Freres Real Estate
                              Investors L.L.C., its general
                              partner,

                                by
                                     /s/ Robert P. Freeman
                                  ------------------------------
                                  Name:  Robert P. Freeman
                                  Title: Principal

Dated October 2, 1998